Exhibit 99.1

NorthSide Bank Announces Appointment of Chief Lending Officer

    PITTSBURGH--(BUSINESS WIRE)--June 2, 2004--NorthSide Bank (Nasdaq:NSDB) today announced the hiring of Vicki J. Hays as the Bank's new Senior Vice President and Chief Lending Officer. Ms. Hays will report to Andrew W. Hasley, the Bank's President, and oversee all loan production and credit functions for NorthSide.
    Ms. Hays has spent her career in banking and served for the last four years as the Chief Lending Officer with Great American Federal. Prior to joining Great American, Ms. Hays managed the credit division of Dollar Bank for almost twenty years. Ms. Hays is well versed with all aspects of community bank lending, including residential, consumer and commercial lending. She has developed credit products and lending programs to further penetrate the marketplace.
    Mr. Hasley noted, "The Board of Directors, management and I are pleased to have Vicki's experience and success as part of the NorthSide Bank senior management team. She brings with her the proven ability to enhance the Bank's credit culture while significantly increasing business production and expanding the Bank's loan portfolios."
    NSD Bancorp, Inc. is the parent company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $517 million in assets at March 31, 2004. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol NSDB. For more information visit the Corporation's website at www.nsdbancorp.com.

    CONTACT: NSD Bancorp, Inc., Pittsburgh
             Andrew W. Hasley, 412-366-8514
             ahasley@northsidebank.com
             OR
             William C. Marsh, 412-366-8340
             wmarsh@northsidebank.com